Exhibit 10.1

                                  AMENDMENT TO
                            THE CARNIVAL CORPORATION
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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      Carnival Corporation Supplemental Executive Retirement Plan (the "Plan")
is hereby amended as follows effective, January 1, 2003:

(1)   Section 1.7 of the Plan is amended to read as follows:

1.7 Compensation means an Eligible Employee's compensation from the Company that is paid, made available or earned for any Plan Year by the Company for an Eligible Employee for such Eligible Employee's services, including salary, bonus (including deferred bonus amounts earned but not received during the Plan Year), workers' compensation payments made by the Employer, amounts deferred under the Carnival Corporation "Fun Ship" Nonqualified Savings Plan, and any incentive pay without regard to limitations under Section 401(a)(17) of the Internal Revenue Code. Compensation shall not include income attributable to taxable or nontaxable fringe benefits or any income that arises in connection with any equity based compensation program offered by the Company.

(2)   Section 5.1(A) of the Plan is amended to read as follows:

5.1 Payment of Benefit. Subject to the approval of the Company, each Participant shall elect the form and timing of their distribution.

      A. Form of Payment Except as provided in Section 3.2, a Participant or his or her Beneficiary may elect that the payment of Benefits to which a Participant or his or her Beneficiary shall be entitled under this Plan shall be made in the following forms:

            1. Life with 5-Year Certain Benefit -- an annuity for the life of the Participant, but if the Participant dies within 5 years of the date distribution of Benefits began, the annuity is payable to the Participant's Beneficiary for the remainder of that 5-year period;

            2. Life with 10-Year Certain Benefit -- an annuity for the life of the Participant, but if the Participant dies within 10 years of the date distribution of Benefits began, the annuity is payable to the Participant's Beneficiary for the remainder of that 10-year period;

            3. Life with 20-Year Certain Benefit -- an annuity for the life of the Participant, but if the Participant dies within 20 years of the date distribution of Benefits began,

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                  the annuity is payable to the Participant's Beneficiary for the remainder of that 20-year period;

            4. Life with 30-Year Certain Benefit -- an annuity for the life of the Participant, but if the Participant dies within 30 years of the date distribution of Benefits began, the annuity is payable to the Participant's Beneficiary for the remainder of that 30-year period;

            5. Qualified Joint and Survivor Annuity -- an annuity for the life of the Participant with a survivor annuity for the life of the Participant's spouse, where the survivor annuity is either 50% or 100% of the amount payable during the joint lives of the Participant and the Participant's spouse;

            6. Single cash distribution of the full amount payable - the actuarial equivalent present value of the Participant's Vested Interest payable at his Normal Retirement Date.

      The value of such Benefit shall be determined using the same actuarial factors as provided for in the Retirement Plan.

      A Participant may elect that payment of Benefit shall be made in one of the aforementioned forms or may elect that a portion of his Benefit be paid in one form and the remaining portion of his Benefit be paid in another.

      Notwithstanding the foregoing, subject to the approval of the Retirement Committee, a Participant may change his form and timing election applicable to his Participant Account once in any twelve (12) month period, provided that such request to change is made at least twelve (12) consecutive months prior to the date on which such distribution would otherwise have been made or commenced.